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                                                                    Exhibit 99.1

                             (HERITAGE PROPANE LOGO)

                                  PRESS RELEASE

                         HERITAGE PROPANE PARTNERS, L.P.
                        ANNOUNCES RECEIPT OF CONSENTS FOR
                        TRANSACTION WITH ENERGY TRANSFER


TULSA, OKLAHOMA - DECEMBER 4, 2003 - Heritage Propane Partners, L.P. (NYSE:HPG) announced today that it has received the consents and approvals that were required to be obtained before completing the previously announced transactions with Energy Transfer Company. The contemplated transactions are still subject to other conditions, including obtaining the requisite financing for the transaction.

H. Michael Krimbill, President and CEO of Heritage stated, "The lenders under our existing credit agreements have agreed to amendments that allow Heritage to proceed with its combination with Energy Transfer. In addition, we had previously filed premerger notification under the Hart-Scott-Rodino Antitrust Improvements Act and have received notice that the Federal Trade Commission has granted early termination of the waiting period." The series of transactions are expected to close within the next 60 days.

About Heritage

Heritage is the fourth largest retail marketer of propane in the United States, serving more than 650,000 customers from nearly 300 customer service locations in 29 states. Operations extend from coast to coast, with concentrations in the western, upper midwestern, northeastern, and southeastern regions of the United States.

About Energy Transfer

Energy Transfer Company is a privately owned natural gas company based in Dallas, TX. The Energy Transfer system includes approximately 4,500 miles of natural gas gathering and transportation pipelines with an aggregate throughput capacity of 2.5 billion cubic feet of natural gas per day and natural gas treating and processing assets located in Texas, Oklahoma and Louisiana.

This press release includes certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control. An extensive list of factors that can affect future results are discussed in Heritage's Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. Heritage undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on the Partnership's website at www.heritagepropane.com. For information, please contact Michael L. Greenwood, Vice President and Chief Financial Officer, at 918-492-7272.